UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UGI CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UGI

CORPORATION

☒	Notice of February 22, 2006

Annual Meeting and

Proxy Statement

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

UGI

CORPORATION

LON R. GREENBERG

Chairman and

Chief Executive Officer

January 3, 2006

Dear Shareholder,

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, February 22, 2006. At the meeting, we will review UGI’s performance for Fiscal 2005 and our expectations for the future.

A notice of the meeting and Proxy Statement follow. You will also find enclosed your proxy voting card and our 2005 Annual Report. I would like to take this opportunity to remind you that your vote is important. Please read the proxy materials and take a moment now to vote via the Internet, by telephone or by using the enclosed proxy voting card and returning it in the postage-paid envelope we have provided.

I look forward to seeing you on February 22nd and addressing your questions and comments.

Sincerely,

Lon R. Greenberg

460 NORTH GULPH ROAD, KING OF PRUSSIA, PA 19406

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

UGI

CORPORATION

January 3, 2006

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of UGI Corporation will be held on Wednesday, February 22, 2006, at 10:00 a.m., at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania. Directions to The Desmond Conference Center are included in our Proxy Statement. Shareholders will consider and take action on the following matters:

1. Election of nine directors to serve until the next annual meeting of Shareholders;

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for Fiscal 2006; and

3. Transaction of any other business that is properly raised at the meeting.

Margaret M. Calabrese
Corporate Secretary

460 NORTH GULPH ROAD, KING OF PRUSSIA, PA 19406

Directions to The Desmond Hotel and Conference Center

UGI CORPORATION

460 North Gulph Road

King of Prussia, Pennsylvania 19406

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation to be held on Wednesday, February 22, 2006, beginning at 10:00 a.m., at The Desmond Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania, and at any postponements or adjournments thereof. Directions to The Desmond Conference Center appear at the back of this booklet. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to Shareholders on or about January 3, 2006.

Who is entitled to vote?

Shareholders of record of our Common Stock at the close of business on December 9, 2005 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. Each Shareholder has one vote per Share on all matters to be voted on. On December 9, 2005, there were 104,974,454 Shares of Common Stock outstanding.

What am I voting on?

You will be asked to elect nine nominees to serve on the Company’s Board of Directors and to ratify the appointment of our independent registered public accountants for Fiscal 2006. The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors

recommend I vote on the proposals?

The Board Of Directors Recommends A Vote FOR The Election Of Each Of The Nominees For Director, And FOR The Ratification Of The Appointment Of PricewaterhouseCoopers LLP As Our Independent Registered Public Accountants For Fiscal 2006.

What does it mean if I get more than one proxy card?

If your Shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your Shares are voted.

How do I vote?

You may vote in one of three ways:

Vote Over the Internet

•	If your Shares are held in the name of a broker, bank or other nominee: Vote your Shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from such broker, bank or other nominee.

•	If your Shares are registered in your name: Vote your Shares over the Internet by accessing the Mellon Investor Services LLC Proxy Vote Online website at:

http://www.proxyvoting.com/ugi

and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

Vote By Telephone

•	If your Shares are held in the name of a broker, bank or other nominee: Vote your Shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you receive from such broker, bank or other nominee.

•	If your Shares are registered in your name: Vote your Shares over the telephone by accessing the telephone voting system toll-free at 1-866-540-5760 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

Internet and telephone voting will provide proxy holders the same authority to vote your Shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce the Company’s proxy-related first-class postage expenses.

Vote by Returning Your Proxy Card

You may vote by signing and returning your proxy card. The proxy holders will vote your Shares according to your directions. If you sign and return your proxy card without specifying choices, your Shares will be voted as recommended by the Board of Directors.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. If you are a Shareholder of record, you can write to the Company’s Corporate Secretary at our principal offices, 460 North Gulph Road, King of Prussia, Pennsylvania 19406,

stating that you wish to revoke your proxy and that you need another proxy card. If you hold your Shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. Alternatively, you can vote again, either over the Internet or by telephone. If you attend the meeting, you may vote by ballot, which will cancel your previous proxy vote. Your last vote is the vote that will be counted.

What is a quorum?

A quorum of the holders of the outstanding Shares must be present for the Annual Meeting to be held. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of a majority of the outstanding Shares entitled to vote.

How are votes, abstentions and

broker non-votes counted?

Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

A broker non-vote may occur when a broker, bank or other nominee holding Shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those Shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of the independent accountants. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to approve each item?

The Director nominees will be elected by a plurality of the votes cast at the Annual Meeting. The other matter to be considered at the meeting requires the affirmative vote of a majority of the votes cast at the meeting on the item to be approved.

Who will count the vote?

Mellon Investor Services LLC, our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.

What are the deadlines for Shareholder’s

proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for Shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than September 5, 2006. With respect to proposals not intended for inclusion in the Company’s proxy materials for next year’s annual meeting, if the Company does not receive notice of such a proposal by November 20, 2006 and the matter is raised at that meeting, the proxy holders will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the Corporate Secretary.

How much did this proxy solicitation cost?

The Company has engaged Georgeson Shareholder to solicit proxies for the Company for a fee of $6,500 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table shows the number of Shares beneficially owned by each Director, Nominee, and by each of the executive officers named in the Summary Compensation Table on page 25, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of October 1, 2005.

Our subsidiary AmeriGas Propane, Inc. is the General Partner of AmeriGas Partners, L.P., one of our consolidated subsidiaries and a publicly-traded limited partnership. The table also shows, as of October 1, 2005, the number of Common Units of AmeriGas Partners, L.P. beneficially owned by each Director, Nominee and executive officer and by all Directors and executive officers as a group.

Mr. Greenberg beneficially owns approximately 1.2% of the outstanding Common Stock. Each other person named in the table beneficially owns less than 1% of the outstanding Common Stock and less than 1% of the outstanding Common Units of AmeriGas Partners. Directors, nominees and executive officers as a group own approximately 2.4% of the outstanding Common Stock and less than 1% of the outstanding Common Units of AmeriGas Partners. For purposes of reporting total beneficial ownership, Shares that may be acquired within 60 days of October 1, 2005 through UGI stock option exercises are included.

Beneficial Ownership of Directors, Nominees and Executive Officers

Name	Aggregate Number of Shares of UGI Common Stock (1)		Stock Units Held Under 2004 Plan(2)	Exercisable Options for UGI Stock	Aggregate Number of AmeriGas Partners, L.P. Common Units
James W. Stratton	18,608	(3)	51,555	70,400	1,000	(3)

Richard C. Gozon	21,608		70,004	70,400	5,000

Stephen D. Ban	16,496		39,350	41,000	0

Lon R. Greenberg	586,738	(4)	0	720,024	6,500	(4)

Marvin O. Schlanger	8,724	(5)	30,808	67,400	1,000	(5)

Thomas F. Donovan	16,732		19,001	17,000	1,000

Anne Pol	5,894		40,545	41,000	0

Ernest E. Jones	2,618		10,771	41,000	0

Roger B. Vincent	0		0	0	6,000

John L. Walsh	6,571	(6)	0	0	0

Anthony J. Mendicino	173,498	(7)	0	104,674	10,000	(7)

Eugene V. N. Bissell	66,380	(8)	0	34,674	22,273	(8)

François Varagne	3,000		0	0	0

Directors and executive officers as a group (16 persons)	1,087,480		262,034	1,388,418	65,881

(1)	Sole voting and investment power unless otherwise specified.
(2)	The UGI Corporation 2004 Omnibus Equity Compensation Plan (the “2004 Plan”) provides that Stock Units will be converted to Shares and paid out to Directors upon their retirement or termination of service.
(3)	Mr. Stratton’s Shares and Common Units are held jointly with his spouse.
(4)	Mr. Greenberg holds 264,660 Shares jointly with his spouse and 19,932 Shares are held in the UGI Stock Fund of the 401(k) Employee Savings Plan, based on September 30, 2005 statements. Mr. Greenberg’s adult children hold 4,500 of the Common Units shown.
(5)	Mr. Schlanger’s spouse holds 1,000 of the Shares and all of the Common Units shown.
(6)	Mr. Walsh’s Shares are held jointly with his spouse.
(7)	Mr. Mendicino holds 258 Shares and all Common Units jointly with his spouse.
(8)	Mr. Bissell’s Shares and Common Units are held jointly with his spouse.

Section 16(a) – Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, certain officers and 10% beneficial owners to report their ownership of Shares and changes in such ownership to the Securities and Exchange Commission. Based on our records, we believe that during Fiscal 2005, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them. In 2002, Mr. Greenberg made a gift of 100 shares that was not timely reported. A corrective filing has since been made.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding each person known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock. The ownership information below is based on information reported on a Form 13F as filed with the SEC in November 2005 for the quarter ended September 30, 2005.

Securities Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	Barclays Bank PLC Barclays Global Investors NA 54 Lombard Street London, England EC3P3AH	9,145,411	8.71%

(1)	Based on 104,974,454 Shares of Common Stock issued and outstanding at December 9, 2005.

ITEM 1 — ELECTION OF DIRECTORS

NOMINEES

Nine Directors will be elected at the Annual Meeting. Directors will serve until the next annual meeting or until their earlier resignation or removal. If any nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. Seven members of the Board of Directors elected at last year’s annual meeting are standing for re-election this year. Mr. Donovan has reached the mandatory retirement age pursuant to the Company’s bylaws and Principles of Corporate Governance and will not stand for re-election. Mr. Vincent is a nominee for the first time, and if elected, will succeed Mr. Donovan as Chairperson of the Audit Committee. Mr. Walsh was elected to the Board of Directors in April 2005 to fill a vacancy on the Board.

The nominees are as follows:

JAMES W. STRATTON

Director since 1979

Age 69

Mr. Stratton is the Chairman, Chief Executive Officer, and a Director of Stratton Management Company (an investment advisory and financial consulting firm) (since 1972). Mr. Stratton serves as a Director of UGI Utilities, Inc.; AmeriGas Propane, Inc.; Stratton Growth Fund, Inc.; Stratton Monthly Dividend REIT Shares, Inc.; and Stratton Small-Cap Value Fund.

RICHARD C. GOZON

Director since 1989

Age 67

Mr. Gozon retired in April of 2002 as Executive Vice President of Weyerhaeuser Company (an integrated forest products company) and Chairman of Norpac (North Pacific Paper Company, a joint venture with Nippon Paper Industries headquarters in Tokyo, Japan), positions he had held since 1994. Mr. Gozon was formerly a Director (1984 to 1993), President and Chief Operating Officer of Alco Standard Corporation (a provider of paper and office products) (1988 to 1993); Executive Vice President and Chief Operating Officer (1988), President (1985 to 1987) of Paper Corporation of America. He also serves as a Director of UGI Utilities, Inc.; AmeriGas Propane, Inc.; AmeriSource Bergen Corp.; and Triumph Group, Inc.

STEPHEN D. BAN

Director since 1991

Age 65

Dr. Ban is currently serving as the Director of the Technology Transfer Division of the Argonne National Laboratory (science-based Department of Energy laboratory dedicated to advancing the frontiers of science in energy, environment, biosciences and materials) (March 2002 to present). He previously served as President and Chief Executive Officer of the Gas Research Institute (gas industry research and development funded by distributors, transporters, and producers of natural gas) (1987 through 1999). He also served as Executive Vice President. Prior to joining GRI in 1981, he was Vice President, Research and Development and Quality Control of Bituminous Materials, Inc. Dr. Ban also serves as a Director of UGI Utilities, Inc. and Energen Corporation.

LON R. GREENBERG

Director since 1994

Age 55

Mr. Greenberg has been Chairman of the Board of Directors of UGI since August 1996 and Chief Executive Officer since August 1995. He was formerly President (1994 to April 2005), Vice Chairman of the Board (1995 to 1996), and Senior Vice President – Legal and Corporate Development (1989 to 1994). Mr. Greenberg also serves as a Director of Aqua America, Inc.; UGI Utilities, Inc.; and AmeriGas Propane, Inc.

MARVIN O. SCHLANGER

Director since 1998

Age 57

Mr. Schlanger is a Principal in the firm of Cherry Hill Chemical Investments, L.L.C. (management services and capital for chemical and allied industries) (October 1998 to present) and Vice Chairman of Hexion Specialty Chemicals, Inc. (June 2005 to present). He was previously Chairman and Chief Executive Officer of Resolution Performance Products, Inc. (a manufacturer of specialty and intermediate chemicals) (November 2000 to May 2005) and Chairman, Resolution Specialty Materials, LLC (August 2004 to May 2005). Mr. Schlanger also serves as a Director of UGI Utilities, Inc.; and Hexion Specialty Chemicals.

ANNE POL

Director 1993 through 1997 and

since December 1999

Age 58

Mrs. Pol retired in June of 2005 as President and Chief Operating Officer of Trex Enterprises Corporation (a high technology research and development company), a position she had held since October 15, 2001. She previously served as Senior Vice President, Thermo Electron Corporation (environmental monitoring, analytical instruments and a major producer of recycling equipment, biomedical products and alternative energy systems) (1998 to 2001), and Vice President (1996 to 1998). Mrs. Pol also served as President, Pitney Bowes Shipping and Weighing Systems Division, a business unit of Pitney Bowes Inc. (mailing and related business equipment) (1993 to 1996); Vice President, New Product Programs in the Mailing Systems Division of Pitney Bowes Inc. (1991 to 1993) and Vice President, Manufacturing Operations in the Mailing Systems Division of Pitney Bowes Inc. (1990 to 1991). Mrs. Pol also serves as a Director of UGI Utilities, Inc.

ERNEST E. JONES

Director since 2002

Age 61

Mr. Jones is President and Chief Executive Officer of Philadelphia Workforce Development Corporation (an agency which funds, coordinates and implements employment and training activities in Philadelphia, Pennsylvania), a position he has held since 1998. He formerly served as President and Executive Director of the Greater Philadelphia Urban Affairs Coalition (1983 to 1998). Mr. Jones also served as Executive Director of Community Legal Services, Inc. (1977 to 1983). Mr. Jones also serves as a Director of the African American Museum in Philadelphia; Wachovia Regional Foundation; Thomas Jefferson University; the William Penn Foundation; and UGI Utilities, Inc.

JOHN L. WALSH

Director since April 2005

Age 50

Mr. Walsh is a Director (since April 2005) and President and Chief Operating Officer of UGI Corporation (since April 2005). He is also Vice Chairman of AmeriGas Propane, Inc. and UGI Utilities, Inc. (since April 2005). Previously, Mr. Walsh was the Chief Executive of the Industrial and Special Products Division of the BOC Group plc (industrial gases), a position he assumed in 2001. He was also an Executive Director of BOC (2001 to 2005). He joined BOC in 1986 as Vice President-Special Gases and held various senior management positions in BOC, including President of Process Gas Solutions, North America (2000 to 2001) and President of BOC Process Plants (1996 to 2000). Mr. Walsh also serves as a Director of UGI Utilities, Inc. and AmeriGas Propane, Inc.

ROGER B. VINCENT

Nominee

Age 60

Mr. Vincent is President of Springwell Corporation, a corporate finance advisory firm located in New York (since 1989). Mr. Vincent also serves as a Director of the ING Funds; ING Prime Rate Trust; ING Global Equity Dividend and Premium Opportunity Fund; ING Global Advantage and Premium Opportunity Fund; and AmeriGas Propane, Inc.

CORPORATE GOVERNANCE

The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating long-term value for its Shareholders and safeguarding its commitment to its other stakeholders: our employees, our customers, our suppliers and creditors, and the communities in which we do business. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company. The Board also evaluates management’s performance in pursuing those strategies and achieving those objectives.

In carrying out its responsibilities under the guidelines set forth by the Principles of Corporate Governance, the Board will:

•	Approve the Company’s strategies and objectives;
•	Evaluate the performance and compensation of the Chief Executive Officer and senior management;
•	Review succession planning;
•	Advise and counsel management;
•	Monitor policies on corporate governance and conduct;
•	Establish and monitor Board and Committee structure; and
•	Assess Board performance.

The full text of the Company’s Principles of Corporate Governance can be found on the Company’s website, www.ugicorp.com, under Investor Relations and Corporate Governance. The Company has also adopted (i) a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and (ii) a Code of Business Conduct and Ethics for Directors, Officers and Employees. Both Codes and the Charters of the Corporate Governance, Audit, and Compensation and Management Development Committees of the Board of Directors are posted on the Company’s website, www.ugicorp.com, under Investor Relations and Corporate Governance. All of these documents are also available free of charge by writing to Robert W. Krick, Vice President and Treasurer, UGI Corporation, P.O. Box 858, Valley Forge, PA 19482.

COMMUNICATIONS WITH THE BOARD

You may contact the Board of Directors or the non-management Directors as a group by writing to them c/o UGI Corporation, P. O. Box 858, Valley Forge, PA 19482.

Any communications directed to the Board of Directors or the non-management Directors as a group from employees or others that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee of the Board.

All other communications directed to the Board of Directors or the non-management Directors as a group are initially reviewed by the General Counsel. The Chairman of the Corporate Governance Committee is advised promptly of any such communication that alleges misconduct on the part of Company management or raises legal, ethical or compliance concerns about Company policies or practices.

On a periodic basis, the Chairperson of the Corporate Governance Committee receives updates on other communications that raise issues related to the affairs of the Company but do not fall into the two prior categories. The Chairperson of the Corporate Governance Committee determines which of these communications he would like to see. The Corporate Secretary maintains a log of all such communications that is available for review for one year upon request of any member of the Board.

Typically, we do not forward to our Board of Directors communications from our Shareholders or other parties which are of a personal nature or are not related to the duties and responsibilities of the Board, including junk mail, customer complaints, job inquiries, surveys and polls, and business solicitations.

These procedures have been posted on the Company’s website at www.ugicorp.com under Investor Relations and Corporate Governance.

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board of Directors has determined that, other than Messrs. Greenberg and Walsh, no Director has a material relationship with the Company and each is an “independent director” as defined under the rules of the New York Stock Exchange. The Board of Directors has established the following guidelines to assist it in determining director independence: (i) if a Director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates in an amount up to $50,000 per year will not be considered to result in a material relationship between such Director and the Company, and (ii) service by a Director or his immediate family member as an executive officer or employee of a company that makes payments to, or receives payments from, the Company or its affiliates for property or services in an amount which, in any of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues, will not be considered to result in a material relationship between such Director and the Company.

The Board of Directors held 8 meetings in Fiscal 2005. All Directors attended at least 75% of the meetings of the Board of Directors and Committees of the Board of which they were members. Generally, all Directors attend the Company’s Annual Meetings of Shareholders, and each of the Company’s Directors attended the 2005 Annual Meeting of Shareholders, held on February 23, 2005.

The Board of Directors has established the Audit Committee, the Compensation and Management Development Committee, the Executive Committee, the Corporate Governance Committee, and the Planning and Finance Committee. All of these committees are responsible to the full Board of Directors. The functions of and other information about these committees are summarized below.

Audit Committee

•	Oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

•	Appoints and approves the compensation of the Company’s independent accountants.

•	Monitors the independence of the Company’s independent accountants and the performance of the independent accountants and the internal audit function.

•	Oversees the adequacy of the Company’s controls relative to financial and business risk.

•	Provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board.

•	Oversees compliance with applicable legal and regulatory requirements.

AUDIT COMMITTEE MEMBERS: T. F. Donovan (Chairperson), M. O. Schlanger and A. Pol.

The Board of Directors has determined that all of the Audit Committee members – Mr. Donovan, Mr. Schlanger and Mrs. Pol – qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the SEC. Each of the members of the Audit Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 8

A current copy of the charter for the Audit Committee is attached to this proxy statement as Appendix A.

Compensation and Management

Development Committee

•	Establishes executive compensation policies and programs.

•	Recommends to the Board base salaries and target bonus levels for senior executive personnel.

•	Reviews the Company’s management development and succession planning policies.

•	Reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and together with the other independent Directors on the Board, determines and approves the Chief Executive Officer’s compensation based upon this evaluation.

•	Approves the awards and payments to be made to senior executive personnel of the Company under its long-term compensation plans.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE MEMBERS: R. C. Gozon (Chairperson), T. F. Donovan and A. Pol.

Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 3

Executive Committee

•	Has the full power of the Board between meetings of the Board, with specified limitations relating to major corporate matters.

EXECUTIVE COMMITTEE MEMBERS: J. W. Stratton (Chairperson), R. C. Gozon and L. R. Greenberg.

The Chairperson of the Executive Committee presides over regularly scheduled meetings of the non-management Directors.

MEETINGS HELD LAST YEAR: 1

Corporate Governance Committee

•	Identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors and makes recommendations to the Board on this matter.

•	Reviews and recommends candidates for committee membership and chairs.

•	Advises the Board with respect to significant developments in corporate governance matters.

•	Reviews and assesses the performance of the Board and each Committee.

•	Reviews and recommends Director compensation.

•	Reviews Directors’ and officers’ indemnification and insurance coverage.

Selection and Evaluation of Board Candidates

The Corporate Governance Committee seeks director candidates based upon a number of qualifications, including their independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community, and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. As part of the process of selecting Board candidates, the Committee obtains an opinion of the Company’s General Counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards. The Committee conducts an annual assessment of the composition of the Board and Committees and reviews with the Board the appropriate skills and characteristics required of Board members. The Committee generally relies upon recommendations from a wide variety of its business contacts, including current executive officers, Directors, community leaders, and Shareholders as a source for potential Board candidates. The Committee sometimes uses the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

Written recommendations for director nominees should be delivered to the Corporate Secretary, UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406. The Company’s bylaws do not permit Shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s bylaws. If you intend to nominate a candidate from the floor at an annual meeting, please contact the Corporate Secretary.

CORPORATE GOVERNANCE COMMITTEE MEMBERS: J. W. Stratton (Chairperson), R. C. Gozon, and E. E. Jones.

Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 3

Planning and Finance Committee

•	Reviews the Company’s planning and budgeting processes and its Annual Budget and Three Year Plan.

•	Reviews the financial prospects of the Company and its capital structure and risk profile.

PLANNING AND FINANCE COMMITTEE MEMBERS: M. O. Schlanger (Chairperson), S. D. Ban, R. C. Gozon, L. R. Greenberg, and J. W. Stratton.

MEETINGS HELD LAST YEAR: 1

COMPENSATION OF DIRECTORS

The table below shows the components of director compensation for Fiscal 2005. A Director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.

Directors’ Compensation

	Cash Component	Equity Component (1)
Annual retainer	$52,000	2,550 Units 8,500 Options	(2) (3)
Additional annual retainer for Audit Committee Members (other than the Chairperson)	$5,000	—
Additional annual retainer for Audit Committee Chairperson	$10,000	—

(1)	Reflects a 2-for-1 stock split effective May 24, 2005.
(2)	An award of Stock Units was made effective January 7, 2005 pursuant to the 2004 Plan described below.
(3)	An award of options for the purchase of Common Stock was made effective January 7, 2005 under the 2004 Plan described below. These options are immediately exercisable.

Directors’ Compensation

Under	the 2004 Omnibus Equity Compensation Plan

Purpose. The purpose of the 2004 Plan is to provide an incentive to our Directors, as well as our employees, to contribute to our economic success by aligning their interests with the interests of the Shareholders through grants of equity-based awards.

Administration. With respect to grants made to non-employee Directors, the 2004 Plan is administered by the Board. The Board has the authority to determine the individuals to whom grants will be made, the time when grants will be made, and the type, size, and terms of each grant.

Grants. The Board may make the following types of grants under the 2004 Plan to the non-management Directors, with terms to be established by the Board:

•	Stock options

•	Stock Units or Performance Units whose value is based on the value of our Common Stock

•	Stock awards, which are awards of our Common Stock

•	Dividend Equivalents in connection with grants of options, Stock Units, Performance Units or other stock-based awards
•	Other stock-based awards, which are other awards based on, measured by or payable in our Common Stock

Options. All stock options will be non-qualified stock options, which are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price of an option may not be less than the fair market value of a Share on the date of grant. The exercise price may be paid in cash, in Shares having a fair market value on the date of exercise equal to the amount of the exercise price, through a broker by having the broker sell Shares simultaneously with the exercise of the option, or by any other method permitted by the Board.

The term of each option will not exceed ten years. Except as otherwise provided by the Board, all options are fully vested on the date of the grant and may only be exercised while the participant is a Director, with exceptions for exercise following retirement, disability or death.

Stock Units. The Board may grant Stock Units to non-employee Directors. Each Stock Unit represents the right of the participant to receive a Share or an amount based on the value of a Share. Unless otherwise provided by the Board, all whole Stock Units credited to a Director earn Dividend Equivalents on each record date for the payment of a dividend by the Company on its Shares. A Dividend Equivalent is an amount determined by multiplying the number of Units credited to a participant’s account by the per-Share cash dividend, or the per-Share fair market value of any non-cash dividend, paid by the Company on its Shares on a dividend payment date. Accrued Dividend Equivalents are converted to additional whole Units annually, on the last day of the calendar year.

All Stock Units and Dividend Equivalents are fully vested when credited to the participant’s account. Account balances become payable in Shares and cash upon retirement or termination of service, unless the Director elected to defer receipt of those benefits prior to 2005.

Transferability of Grants. Grants under the 2004 Plan are not transferable by the participant except by will or the laws of descent and distribution. Grants under the 2004 Plan may not be pledged or otherwise encumbered by a participant or otherwise subject to the claims of a participant’s creditors.

Notwithstanding anything to the contrary, the following reports of the Audit Committee and the Compensation and Management Development Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and acts under a written charter adopted by the Board of Directors, a copy of which is included in this Proxy Statement as Appendix A. As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of and oversee the work of the Company’s independent auditors.

In this context, the Committee met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting and the audited financial statements for Fiscal 2005. The Committee also reviewed management’s report on internal control over financial reporting, required for the first time this year under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the basis for management’s conclusions in that report. It also reviewed the report of the independent auditors on internal control over financial reporting. Throughout Fiscal 2005, the Committee reviewed management’s plan for documenting and testing controls, the results of its documentation and testing, any deficiencies discovered and the resulting remediation of deficiencies. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and the independent auditors’ independence. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees.

Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes.

The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”

Based upon the reviews and discussions described in this report, the Committee has recommended to the Board that the audited financial statements be included in the Company’s

Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

Thomas F. Donovan, Chairperson

Anne Pol

Marvin O. Schlanger

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In the course of its meetings, the Audit Committee considered whether the provision by PricewaterhouseCoopers of the professional services described in this section is compatible with PricewaterhouseCoopers’ independence. The Committee concluded that the independent public accountants are independent from the Company and its management.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving all audit and permissible non-audit services provided by the independent accountants.

Prior to engagement of the Company’s independent accountants for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year within each of the four categories of services noted below to the Audit Committee for approval.

The aggregate fees billed by PricewaterhouseCoopers, the Company’s independent registered public accountants, in Fiscal 2005 and 2004 were as follows:

	2005	2004
Audit Fees [1]	$3,994,080	$1,407,215
Audit-Related Fees [2]	- 0 -	524,300
Tax Fees [3]	716,324	602,341
All Other Fees [4]	8,268	7,800

Total Fees for Services Provided	$4,718,672	$2,541,656

[1]	Audit Fees were for audit services, including (i) the annual audit of the consolidated financial statements of the Company, (ii) the audit of management’s assessment of the effectiveness of internal control over financial statements, (iii) subsidiary audits, (iv) review of the interim financial statements included in the Quarterly Reports on Form 10-Q of the Company, AmeriGas Partners, L.P. and UGI Utilities, Inc., and (v) services that only the independent public accounting firm can reasonably be expected to provide, such as services associated with registration statements filed with the SEC, and documents issued in connection with securities offerings.
[2]	Audit-Related Fees were principally for (i) services related to due diligence services pertaining to potential acquisitions, (ii) the audit of subsidiary employee benefit plans, and (iii) consultation with management concerning final or proposed auditing standards.
[3]	Tax Fees were for (i) the preparation of Substitute Schedule K-1 forms for unitholders of AmeriGas Partners, L.P., and (ii) tax planning and advice.
[4]	All Other Fees were for a software license.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Committee

The Committee establishes and oversees the Company’s executive compensation policies and programs. The Committee also recommends to the Board of Directors base salaries, target bonus levels, actual bonuses, and long-term incentive awards to be paid to senior management. The Committee, together with the other independent members of the Board, determines and approves CEO compensation. In carrying out these functions, we believe it is important to align executive compensation with business objectives and strategies, management initiatives, financial performance and enhanced Shareholder value.

Our Committee is comprised of independent Directors, none of whom is or was an officer or employee of the Company or its subsidiaries. Periodically, we solicit and receive recommendations and advice from independent third-party compensation consultants. Towers Perrin has acted in this capacity since 1986.

Compensation for the chief executive officer of AmeriGas Propane, Inc. is determined by the Compensation/Pension Committee and Board of Directors of that company under the same process described in this report. Compensation for the chief executive officer of Antargaz is determined by the Antargaz Board of Directors and the Compensation and Management Development Committee and Board of Directors of UGI Corporation.

Executive Compensation Program

The executive compensation program is designed to attract and retain key executives with outstanding abilities and to motivate them to perform to the full extent of their abilities. We believe that executives should have a greater portion of their compensation at risk than other employees, and that executive compensation, as stated above, should be tied to the performance of the business and be aligned with benefits realized by the Company’s Shareholders.

Compensation for Company executives consists of both cash and equity-based opportunities. The annual cash compensation consists of (i) base salary and (ii) annual bonus opportunity under the Company’s Annual Bonus Plan. Long-term equity-based opportunities are provided under the 2004 Plan.

The Committee determines base salary ranges for executive officers based upon competitive pay practices, including those in the energy services industry. The base salary ranges for all executive officers were set at the 50th percentile of the survey companies. For Fiscal 2005, as has been the practice in the past, the Committee reviewed a report from Towers Perrin which compared base salary ranges for executive officers with base salary ranges for similar positions, as reported in published survey results in Towers Perrin’s Executive Compensation Database, and Towers Perrin’s Energy Services Executive Compensation Database. This comparison was weighted to reflect the Company’s approximate business mix at the beginning of Fiscal 2005.

Annually, the Committee recommends to the Board of Directors changes in actual salaries of senior executives based on judgments of past performance, job duties, scope and responsibilities, and expected future contributions. The most recent past performance is the prime determinant. In the case of Mr. Varagne, salary has remained unchanged since April 2004.

The Committee also oversees the Company’s Annual Bonus Plan for senior executives. We establish challenging objectives based on business targets. For Messrs. Greenberg, Walsh and Mendicino the sole objective in 2005 was achieving the financial performance goal for the Company. For Mr. Varagne, the sole objective was achieving the financial performance goal for Antargaz. Mr. Bissell is covered under the AmeriGas Propane, Inc. Annual Bonus Plan. For Mr. Bissell the objective is achieving the financial performance goal for AmeriGas Propane, and this result may be leveraged by 0 to 200% based on the accomplishment of strategic business goals.

Each year, after completion of the audit of the Company’s financial statements, the Committee reviews business results and determines and recommends to the Board cash bonus payments under the terms of the Annual Bonus Plan. The financial objective for Fiscal 2005 for UGI Corporation senior executives was achievement of targeted earnings per share. For executives whose sole objective is achieving a financial performance goal, bonus payments are subject to a maximum 15% adjustment of the calculated bonus based on the individual’s contribution having a significant impact on corporate performance. During Fiscal 2005, the financial objective for AmeriGas Propane, Inc. was earnings per AmeriGas Partners’ Common Unit and the strategic business goal was achievement of targeted customer growth. For Antargaz the financial objective was the achievement of budgeted earnings.

Periodically, the Committee reviews the overall competitiveness of the Annual Bonus Plan with its compensation consultant. In 2005 the Committee reviewed the Company’s compensation philosophy and determined that the Annual Bonus Plan target bonus opportunity for each executive be established between the median and the 75th percentile of the survey companies using the published survey sources and methodology previously identified. The 50th to 75th percentile range was determined to be appropriate in light of the Committee’s view that the annual bonus opportunities should have a significant reward potential to recognize the difficulty of achieving the annual goals and the significant corporate impact of doing so.

The Committee believes that the Company competes for key executives from a broad pool of companies in general industry and the energy industry. This pool of companies is much larger than the group of companies comprising the S&P Utilities Index, against which total Shareholder return is compared in the “Corporate Performance” section of this Proxy Statement. Therefore, the survey companies used to determine competitive pay practices and to establish base salary ranges, Annual Bonus Plan target opportunities and long-term equity-based awards, are not the same as the companies comprising the S&P Utilities Index.

The 2004 Plan permits grants of stock options, Stock Units, Performance Units, Stock, Dividend Equivalents and other stock-based awards. A Performance Unit represents the right to receive a Share, or the value of a Share, if objective, performance-based goals and other conditions are met. The Committee has established a practice of granting long-term equity-based awards annually. During Fiscal 2005, awards of stock options, Performance Units and Dividend Equivalents were made to the executive officers. Award levels were set by the Committee based on competitive practices as reported by Towers Perrin. For awards of Performance Units and Dividend Equivalents, the Committee selected total Shareholder return for the Company over a three-year period, compared to that of the companies comprising the S&P Utilities Index, as the objective performance criteria. Performance Units and Dividend Equivalents granted January 1, 2005 will be earned and vested on December 31, 2007 in amounts ranging from 0% to 200% of the original award, based on the Company’s performance over that three-year performance period, relative to that of the companies in the S&P Utilities index. Also during Fiscal 2005, awards of Stock Units were made to Messrs. Walsh and Mendicino. Stock Units represent the right to receive a Share or the value of a Share if the certain conditions are met. In the case of these awards, the conditions are specified periods of continuing employment.

In the case of Mr. Bissell, a separate AmeriGas program provides annual awards having three-year performance measurement periods. These awards consist of phantom performance-contingent restricted AmeriGas Partners’ Common Units and a similar performance-contingent cash award based on Partnership distributions paid during the restriction period. The objective performance-based goal for Mr. Bissell’s award is total unitholder return for AmeriGas Partners relative to a peer group of publicly traded limited partnerships.

Fiscal 2005 CEO Compensation

The compensation for Mr. Greenberg recommended by the Committee to the Board of Directors was based upon the procedure for determining base salary ranges, actual salaries within ranges, Annual Bonus Plan targets and long-term incentive awards described earlier in this report and the factors and criteria described below.

Base Salary. For Fiscal 2005, the Committee determined that Mr. Greenberg’s base salary be increased by 7.1% over the level set for Fiscal 2004. In making this determination, the Committee considered (i) Mr. Greenberg’s position in salary range, (ii) individual performance, and (iii) the strong overall financial, strategic and operational performance of the Company. The Committee did not assign specific weight to these factors.

Annual Bonus. For Fiscal 2005, Mr. Greenberg earned the annual bonus shown on page 25. The amount of this bonus is based on the Company’s Fiscal 2005 earnings per share, which increased 54% over reported Fiscal 2004 earnings.

Long-Term Incentive. During Fiscal 2005, after consultation with Towers Perrin regarding industry practices, the Board made a grant to Mr. Greenberg under the 2004 Plan of 350,000 stock options, as well as a grant of 60,000 Performance Units. These grants were effective January 1, 2005. The performance period for the Performance Units will end December 31, 2007.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1,000,000 for compensation paid to the Chief Executive Officer and the Named Executive Officers, other than Mr. Varagne, unless certain requirements are met. One of the requirements is that compensation over $1,000,000 must be based upon attainment of performance goals approved by Shareholders.

To the extent possible, the Committee intends to preserve deductibility of long-term compensation, but it may choose to provide long-term compensation that is not deductible in order to maximize Shareholder return and to retain and reward high-performing executives.

Compensation and Management

Development Committee

Richard C. Gozon, Chairperson

Thomas F. Donovan

Anne Pol

CORPORATE PERFORMANCE

The line graph below shows a five-year comparison of the cumulative total return on the Common Stock of the Company as compared to the cumulative total return of two other indices: the S&P 500 Index and the S&P Utilities Index. The annualized returns reflected in the graph for the Company, the S&P 500 Index and the S&P Utilities Index were 34.01%, (1.49%) and (0.38%) respectively.

Comparison of 5 Year Cumulative Total Shareholder Return Among

UGI Corporation, S&P 500, and S&P Utilities Index

	2000	2001	2002	2003	2004	2005
UGI Corporation	100.00	118.91	168.04	208.58	278.53	432.21
S&P 500	100.00	73.39	58.37	72.60	82.65	92.78
S&P Utilities Index	100.00	74.78	48.33	59.23	70.80	98.13

The performance illustrated assumes that $100 was invested in UGI Common Stock and each index on September 30, 2000, and that all dividends were reinvested.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table shows cash and other compensation paid or accrued during the last three fiscal years to the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers.

Summary Compensation Table

	Annual Compensation							Long Term Compensation
								Awards				Payouts
Name and Principal Position	Fiscal Year	Salary		Bonus (1)		Other Annual Compensation (2)		Restricted Stock Awards (3)			Securities Under-lying Options/ SARs(4)	LTIP Payouts(5)		All Other Compensation (6)
Lon R. Greenberg Chairman and Chief Executive Officer	2005 2004 2003	$ $ $	874,565 801,788 757,008	$ $ $	1,634,000 1,179,856 1,075,981	$ $ $	16,724 13,649 12,824	$ $ $	1,227,000 1,186,500 972,140	(a)	350,000 360,000 360,000	$ $ $	5,194,121 0 0	$ $ $	119,346 68,344 53,494
John L. Walsh President and Chief Operating Officer (since April 2005)	2005		$261,702		$405,015		$80,136	$ $ $ $	114,800 344,400 688,800 918,400	(b) (b) (b) (c)	270,000		$0		$5,888
Anthony J. Mendicino Senior Vice President-Finance and Chief Financial Officer	2005 2004 2003	$ $ $	390,988 349,288 330,207	$ $ $	619,528 393,032 359,053	$ $ $	0 0 0	$ $ $ $	306,750 322,080 305,100 243,035	(a) (d)	96,000 104,000 105,000	$ $ $	1,298,530 0 0	$ $ $	19,650 16,992 17,935
Eugene V. N. Bissell President and Chief Executive Officer, AmeriGas Propane, Inc.	2005 2004 2003	$ $ $	399,442 383,458 372,080	$ $ $	306,000 480,602 245,281	$ $ $	2,250 3,052 2,520	$ $ $ $	296,000 420,150 238,500 238,500	(e)	96,000 104,000 105,000	$ $ $	0 0 0	$ $ $	86,164 95,329 67,525
François Varagne Chairman and Chief Executive Officer, Antargaz	2005		€300,000		€265,000		$0		$204,500	(a)	60,000		$0		€31,192

(1)	Bonuses earned are based on the achievement of financial and/or business performance objectives, which support business plans and goals.

(2)	Amounts represent tax payment reimbursements for certain benefits. For Mr. Walsh, the amount represents reimbursement of relocation expenses.
(3)	(a) Effective January 1, 2005, the Board of Directors of the Company approved performance unit awards (“Performance Units”) to the Named Executives, other than Messrs. Bissell and Walsh, under the 2004 Plan. Each Performance Unit represents the right of the recipient to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals and other conditions are met. Dividend Equivalents will accumulate on the Performance Units awarded. A Dividend Equivalent is an amount determined by multiplying the number of Performance Units credited to a recipient’s account by the per-Share cash dividend, or the per-Share fair market value of any non-cash dividend, paid by the Company on its Shares on a dividend payment date. These Dividend Equivalents will also be leveraged based on the Company’s total shareholder return (“TSR”) performance as described below and distributed when the performance period on the Performance Units ends on December 31, 2007. If the recipient ceases to be employed by the Company before the end of the performance period, other than by reason of retirement, disability or death, awards of Performance Units and Dividend Equivalents will be forfeited. The performance requirement is that the Company’s TSR during the relevant performance period equals the median of a peer group. The peer group is the group of companies that comprise the S&P Utilities Index. The actual amount of the award may be higher or lower than the original grant, or even zero, based on the Company’s TSR percentile rank relative to the companies in the S&P Utilities Index. The maximum payout potential is 200% of the original award. The maximum number of Shares to be issued in respect of awards of Performance Units will be the target number of Shares originally awarded. All leverage on awards of Performance Units will be paid in cash, as will Dividend Equivalents.
(b)	Effective April 1, 2005, the Board of Directors of the Company approved an award of 50,000 Performance Units under the 2004 Plan to Mr. Walsh. Each Performance Unit represents the right of Mr. Walsh to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals and other conditions are met. Dividend Equivalents will accumulate on the Performance Units awarded. The Units have separate performance measurement periods as follows: 5,000 Units—January 1, 2003 through December 31, 2005; 15,000 Units—January 1, 2004 through December 31, 2006; and 30,000 Units—January 1, 2005 through December 31, 2007. The performance requirement is the same as the TSR performance described above.
(c)	Effective April 1, 2005, the Board of Directors of the Company also approved an award of 40,000 Stock Units with Dividend Equivalents under the 2004 Plan to Mr. Walsh. Each Stock Unit represents the right of Mr. Walsh to receive a share of Stock or an amount based on the value of a share of Stock after the expiration of a restriction period. The restriction period will end on March 31, 2007. At the Company’s discretion, restricted Stock Unit awards may be paid out in stock, cash or a combination of stock and cash and the corresponding accumulated Dividend Equivalents will be paid in cash. If Mr. Walsh ceases to be employed by the Company or its affiliates before the end of the applicable restriction period, other than by reason of retirement, death or disability, the Stock Units and Dividend Equivalents will be forfeited.
(d)	Effective December 7, 2004, the Board of Directors of the Company approved an award of 16,000 Stock Units and Dividend Equivalents under the 2004 Plan to Mr. Mendicino. Each Stock Unit represents the right of Mr. Mendicino to receive a share of Stock or an amount based on the value of a share of Stock after the expiration of a restriction period. The restriction period will end on December 31, 2007. At the Company’s discretion, the Stock Unit awards may be paid out in stock, cash or a combination of stock and cash and the corresponding accumulated Dividend Equivalents will be paid in cash. If Mr. Mendicino ceases to be employed by the Company or its affiliates before the end of the applicable restriction period, other than by reason of death or disability, the Stock Units and Dividend Equivalents will be forfeited.
(e)

Effective January 1, 2005, the Board of Directors of AmeriGas Propane, Inc. (“AmeriGas”) approved a phantom performance-contingent restricted Common Unit award (“Restricted Units”) to Mr. Bissell, under the 2000 AmeriGas Propane, Inc. Long-Term Incentive Plan. Each Restricted Unit represents the right of Mr. Bissell to receive a Common Unit or an amount based on the value of a Common Unit, if specified performance goals and other conditions are met. Distribution Equivalents will accumulate on the Restricted Units awarded. These Distribution Equivalents may be leveraged based on performance described below. The performance period for the award will end on December 31, 2007. If Mr. Bissell ceases to be employed by AmeriGas before December 31, 2007, other than by reason of retirement, disability or death, all awards of Restricted Units and Distribution Equivalents will be forfeited. The performance requirement is that the Partnership’s total unitholder return (“TR”) during the relevant measurement period equals the median TR of a peer group of publicly traded limited partnerships. The actual amount of the award may be higher or lower than the original grant, or even zero, based on the Partnership’s TR percentile rank relative to that of the partnerships in the peer group. The maximum payout potential is 200% of the original award.

The dollar values shown in the Restricted Stock Awards column of the table above represent the aggregate value of each award on the date of grant, determined by multiplying the number of Performance Units and Stock Units (collectively, “Restricted Shares”) awarded by the closing price of UGI Common Stock or, for Mr. Bissell, the number of Restricted Units, by the closing price of a Common Unit, on the New York Stock Exchange on the effective dates of the respective grants. The total number of Restricted Shares reflected in the table above, and the total market value of those Shares as of September 30, 2005 is as follows: Mr. Greenberg, 208,000 Restricted Shares – market value $5,855,200; Mr. Mendicino, 68,500 Restricted Shares – market value $1,928,275; Mr. Walsh, 90,000 Restricted Shares – market value $2,533,500; and Mr. Varagne, 96,000 Restricted Shares – market value $2,702,400. The total number of Restricted Units reflected in the table above, and the market value of those Units on September 30, 2005 is as follows: Mr. Bissell, 35,000 Restricted Units—market value $1,126,300. Dividend and Distribution Equivalents will accumulate on all Restricted Shares awarded.

(4)	Option grants reflect a 2-for-1 stock split effective May 24, 2005.
(5)	Effective January 1, 2002, the Board of Directors of UGI approved three awards of Restricted Shares to Messrs. Greenberg and Mendicino under the UGI Corporation 2000 Stock Incentive Plan. Dividend equivalents accumulated on the Restricted Shares awarded and were subject to leverage based on UGI’s TSR for the performance period established for each award. The performance periods were as follows: January 1, 2002 through December 31, 2002; January 1, 2002 through December 31, 2003; and January 1, 2002 through December 31, 2004. The restriction period for all three awards ended on December 31, 2004. UGI ranked first in TSR in its peer group (the companies in the S&P 500 Utilities Index) for each performance period. Accordingly, the maximum payout potential of 200% of the original awards was earned. The LTIP Payout column in the Summary Compensation Table above reflects the cash paid in respect of the leverage above 100% of the original awards of Restricted Stock.
(6)	Amounts represent Company contributions in accordance with the provisions of the Employee 401(k) Savings Plans and allocations under the Supplemental Executive Retirement Plans, except for Mr. Varagne. During Fiscal 2005, 2004 and 2003, the following contributions were made to the Named Executives: (i) under the Employee Savings Plan: For each of Messrs. Greenberg and Mendicino, $4,613, $4,500, and $4,500; Mr. Bissell, $10,606, $9,673, and $8,541; and Mr. Walsh, $941 for Fiscal Year 2005; and (ii) under the Supplemental Executive Retirement Plan: Mr. Greenberg, $114,733, $63,844, and $48,994; Mr. Mendicino, $15,037, $12,492 and $13,435; Mr. Bissell, $75,558, $85,656, and $58,984; and Mr. Walsh, $4,947 for Fiscal Year 2005. For Mr. Varagne, the amount represents Antargaz’ contribution to the French retirement system.

Option Grants in Fiscal 2005

The table below shows option grants to each of the Named Executives:

Option Grants in Fiscal 2005 (1) Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2005 (2)	Exercise or Base Price	Expiration Date	Grant Date Present Value (3)
Lon R. Greenberg	350,000	22.78%	$20.47	12/31/2014	$1,046,500
Anthony J. Mendicino	96,000	6.25%	$20.47	12/31/2014	$287,040
Eugene V. N. Bissell	96,000	6.25%	$20.47	12/31/2014	$287,040
John L. Walsh	270,000	17.57%	$22.92	03/31/2015	$950,400
François Varagne	60,000	3.90%	$20.47	06/30/2014	$177,000

(1)	Option grants reflect 2-for-1 stock split effective May 24, 2005.
(2)	A total of 1,536,600 options were granted to employees and executive officers of the Company during Fiscal 2005 under the 2004 Plan. Under this Plan, the option exercise price is not less than 100% of the fair market value of UGI’s Common Stock on the effective date of the grant. The options shown above become exercisable in three equal annual installments beginning on the first anniversary of the grant date, except for Mr. Varagne’s options, which vest in full on the fourth anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following retirement, disability and death. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting UGI’s Common Stock.
(3)	Based on the Black-Scholes options pricing model. The assumptions used in calculating the grant date present value are as follows:

• Three years of closing monthly stock price and dividend observations were used to calculate the stock volatility and dividend yield assumptions.
	(i)	(ii)	(iii)
• Stock volatility	17.85%	17.85%	17.1%
• Stock’s dividend yield	4.17%	4.17%	3.95%
• Length of option term	10 years	9.5 years	10 years
• Annualized risk-free interest rate	4.48%	4.42%	4.65%
• Discount for risk of forfeiture	3%	3%	3%

(i)	1/1/2005 grants;
(ii)	1/1/2005 grant under the 2004 Plan: Sub-Plan for French Employees; and
(iii)	4/1/2005 grant.

All options were granted at fair market value. The actual value, if any, the executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price. There is no assurance that the value realized by the executive will be at or near the value estimated by the Black-Scholes model.

Option Exercises in Fiscal 2005

and Fiscal Year-End Option Values

The table below shows the number and value of stock options for each of the Named Executives:

Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values
Name	Number of Shares Acquired on Exercise (1)	Value Realized (2)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End (3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lon R. Greenberg	800,000	$13,626,835	720,000	710,000	$11,540,400	$7,236,000
Anthony J. Mendicino	195,000	$3,502,276	104,666	200,334	$1,477,473	$2,056,347
Eugene V. N. Bissell	70,000	$737,975	34,666	200,334	$386,873	$2,056,347
John L. Walsh	-0-	$0	-0-	270,000	$0	$1,412,100
François Varagne	-0-	$0	-0-	130,000	$0	$1,335,800

(1)	Number reflects 2-for-1 stock split effective May 24, 2005.
(2)	Value realized is calculated on the difference between the option exercise price and the fair market value of the Company’s Common Stock on the date of exercise multiplied by the number of Shares to which the exercise relates.
(3)	The closing price of the Company’s Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 2005 was $28.15 and is used in calculating the value of unexercised options.

Retirement Benefits

The following Pension Plan Benefits Table shows the annual benefits payable upon retirement to the Named Executives other than Messrs. Bissell and Varagne under the Company’s Retirement Plan and its Supplemental Executive Retirement Plan. The amounts shown assume the executive retires in 2005 at age 65, and that the aggregate benefits are not subject to statutory maximums. Messrs. Greenberg and Mendicino had, respectively, 25 years and 13 years of credited service under these Plans at September 30, 2005. Mr. Bissell has a vested annual retirement benefit of approximately $3,300 based on prior credited service with UGI and its subsidiaries. He does not currently participate in the Company’s Retirement Plan. Mr. Varagne does not participate in the Company’s Retirement Plan or its Supplemental Executive Retirement Plan. He is eligible for retirement benefits under the French retirement system.

Pension Plan Benefits Table

Annual Plan Benefit for Years of Credited Service Shown (2)
Final 5-Year Average Annual Earnings (1)	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years (3)
$200,000	$19,000	$38,000	$57,000	$76,000	$95,000	$114,000	$133,000	$136,800
$400,000	$38,000	$76,000	$114,000	$152,000	$190,000	$228,000	$266,000	$273,600
$600,000	$57,000	$114,000	$171,000	$228,000	$285,000	$342,000	$399,000	$410,400
$800,000	$76,000	$152,000	$228,000	$304,000	$380,000	$456,000	$532,000	$547,200
$1,000,000	$95,000	$190,000	$285,000	$380,000	$475,000	$570,000	$665,000	$684,000
$1,200,000	$114,000	$228,000	$342,000	$456,000	$570,000	$684,000	$798,000	$820,800
$1,400,000	$133,000	$266,000	$399,000	$532,000	$665,000	$798,000	$931,000	$957,600
$1,600,000	$152,000	$304,000	$456,000	$608,000	$760,000	$912,000	$1,064,000	$1,094,400
$1,800,000	$171,000	$342,000	$513,000	$684,000	$855,000	$1,026,000	$1,197,000	$1,231,200
$2,000,000	$190,000	$380,000	$570,000	$760,000	$950,000	$1,140,000	$1,330,000	$1,368,000
$2,200,000	$209,000	$418,000	$627,000	$836,000	$1,045,000	$1,254,000	$1,463,000	$1,504,800
$2,400,000	$228,000	$456,000	$684,000	$912,000	$1,140,000	$1,368,000	$1,596,000	$1,641,600
$2,600,000	$247,000	$494,000	$741,000	$988,000	$1,235,000	$1,482,000	$1,729,000	$1,778,400
$2,800,000	$266,000	$532,000	$798,000	$1,064,000	$1,330,000	$1,596,000	$1,862,000	$1,915,200
$3,000,000	$285,000	$570,000	$855,000	$1,140,000	$1,425,000	$1,710,000	$1,995,000	$2,052,000

(1)	Consists of (i) base salary, commissions and cash payments under the Annual Bonus Plan, and (ii) deferrals thereof permitted under the Internal Revenue Code.
(2)	Annual benefits are computed on the basis of straight life annuity amounts. These amounts include pension benefits, if any, to which a participant may be entitled as a result of participation in a pension plan of a subsidiary during previous periods of employment. The amounts shown do not take into account exclusion of up to 35% of the estimated primary Social Security benefit. The Retirement Plan provides a minimum benefit equal to 25% of a participant’s final 12-months’ earnings, reduced proportionately for less than 15 years of credited service at retirement. The minimum Retirement Plan benefit is not subject to Social Security offset.
(3)	The maximum benefit under the Retirement Plan and the UGI Supplemental Executive Retirement Plan is equal to 60% of a participant’s highest consecutive 12 months’ earnings during the last 120 months.

Severance Pay Plan for Senior

Executive Employees

The UGI Corporation Severance Pay Plan for Senior Executive Employees and the AmeriGas Propane, Inc. Executive Employee Severance Pay Plan assist certain senior level employees of the Company and AmeriGas Propane, Inc. in the event their employment is terminated without fault on their part. Benefits are payable to a senior executive covered by either Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for cause or as a result of the senior executive’s death or disability. Mr. Varagne is entitled to severance benefits under an agreement described below, and not under the Company’s Severance Plans.

Each Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from 3 months to 15 months depending on length of service. In the case of Mr. Greenberg, the time period is 30 months; for Mr. Walsh, the range is from 12 to 24 months; and for Mr. Bissell, from 6 to 18 months. In addition, a participant receives the cash equivalent of his target bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year. However, if the termination occurs in the last two months of the fiscal year, the Chief Executive Officer has the discretion to determine whether the participant will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, had the participant’s entire bonus been contingent on meeting the Company’s financial performance goal. Certain employee benefits are continued under the Plan for a period up to 15 months (30 months in the case of Mr. Greenberg, 24 months in the case of Mr. Walsh, and 18 months in the case of Mr. Bissell). The Company has the option to pay a participant the cash equivalent of those employee benefits. All payments under the Severance Plans can be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to the participant after the termination of employment.

In order to receive benefits under the applicable Severance Plan, a senior executive is required to execute a release which discharges the Company and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due the executive under any plan, program or contract binding on UGI or its subsidiaries. The senior executive is also required to ratify post-employment activities agreements and to cooperate in attending to matters pending at the time of his termination.

Mr. Varagne has an agreement with our French subsidiary, AGZ Holding, which provides severance benefits in the event that his employment is terminated without fault on his part. The agreement provides for a cash payment equal to one year of compensation, based on compensation received in the twelve months prior to the effective date of termination. Like the UGI Corporation and AmeriGas Propane, Inc. Executive Severance Plans, Mr. Varagne’s agreement requires that he execute a release discharging the Company and its subsidiaries from liability in connection with the termination of his employment prior to receipt of severance payments.

Change of Control Arrangements

Messrs. Greenberg, Walsh, Mendicino, and Bissell each have an agreement with the Company, or its subsidiary, AmeriGas Propane, Inc., that provides certain benefits in the event of a change of control of the Company. The agreements are automatically extended for one-year terms beginning in 2008 unless, prior to a change of control, the Company terminates an agreement. In the absence of a change of control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his employment with the Company.

A change of control is generally deemed to occur in the following instances:

•	Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20% or more of either (A) the then outstanding Shares of Common Stock, or (B) the combined voting power of the Company’s then outstanding voting securities; or

•	individuals, who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s Shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority; or

•	the Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former Shareholders of the Company do not own more than 50% of, respectively, the outstanding Common Stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	the Company is liquidated or dissolved.

The agreement covering Mr. Bissell provides benefits upon a change of control of AmeriGas Partners or AmeriGas Propane, in addition to providing benefits in the event of a change of control of the Company.

The agreements provide for payment of severance benefits if there is a termination of the executive’s employment without cause at any time within two years after a change of control. In addition, following a change of control, the executive may elect to terminate his employment without loss of severance benefits in certain situations, including termination of officer status; a significant adverse change in authority, duties, responsibilities or compensation; the failure of the Company to comply with any of the terms of the agreement; or a substantial relocation or excessive travel requirements.

A terminated executive who has rights to severance compensation under a change in control agreement will receive a specified multiple of one times to three times his or her base salary and annual bonus (three times in the case of each of the executives named in the Summary

Compensation Table, other than Mr. Varagne). In addition, health and welfare benefits and supplemental executive retirement plan benefits (or cash in lieu of benefits) will be provided for up to three years. The change in control agreements provide a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments to an executive would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended. The Company will provide the tax gross-up if the aggregate parachute value of all severance and other change in control payments to the executive is greater than 110% of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the 110% threshold, the executive’s payments under the change in control agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

Stock Ownership Policy and

Indebtedness of Management

The Board of Directors established a policy effective October 1, 1997 that requires individuals in key management positions in the Company and its subsidiaries to own significant amounts of Common Stock. The required levels of ownership currently range from 6,000 Shares to 300,000 Shares for the Company’s Chief Executive Officer. The policy is designed to encourage growth in Shareholder value by closely linking executives’ risks and rewards with the Company’s total Shareholder return. Prior to enactment of the Sarbanes-Oxley Act of 2002, the Company assisted officers and employees in purchasing Stock to comply with the policy by making interest-bearing loans available. The Company is no longer offering loans under this program. Mr. Hall’s loan had an unpaid balance during Fiscal 2005. The highest amount outstanding during the year under his loan was $57,439.59. On February 2, 2005, he paid the remaining balance of the loan.

Market Price of Shares

The closing price of our Stock, as reported on the New York Stock Exchange Composite Tape on December 9, 2005, was $21.46.

ITEM 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers as independent registered public accountants to examine and report on the consolidated financial statements of the Company for Fiscal 2006 and recommends that the Shareholders ratify the appointment. If the Shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will consider the appointment of other independent registered public accountants. One or more representatives of PricewaterhouseCoopers will be present at the Annual Meeting. They will have the opportunity to respond to appropriate questions and to make a statement if they wish to do so.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.

ITEM 3 — OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of the Shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

GLOSSARY

2004 Plan	UGI Corporation 2004 Omnibus Equity Compensation Plan.

AmeriGas Partners or Partnership	AmeriGas Partners, L.P., a limited partnership whose Common Units trade on the New York Stock Exchange.

AmeriGas Propane	AmeriGas Propane, Inc., a subsidiary of the Company and the General Partner of AmeriGas Partners, L.P.

Annual Meeting	Annual Meeting of Shareholders of UGI Corporation to be held on February 22, 2006.

Board or Board of Directors	Board of Directors of UGI Corporation.

Common Stock or Stock	UGI Corporation Common Stock.

Common Unit	A limited partnership interest in AmeriGas Partners, L.P.

Distribution Equivalent	A Distribution Equivalent is an amount determined by multiplying the number of Restricted Units by the per-unit cash distribution, or the per-unit fair market value of any non-cash distribution, paid by the Partnership on its Common Units on a distribution payment date.

Dividend Equivalent	A Dividend Equivalent is an amount determined by multiplying the number of Restricted Shares, Performance Units, or Stock Units by the per-Share cash dividend, or the per-Share fair market value of any non-cash dividend, paid by the Company on its Shares on a dividend payment date.

Fiscal	The twelve-month period ended September 30.

Named Executives	The Company’s Chief Executive Officer and each of the four other most highly compensated executive officers.

Performance Unit	Each Performance Unit represents the right of the recipient to receive a Share or an amount based on the value of a Share, if specified performance goals and other conditions are met.

PricewaterhouseCoopers	PricewaterhouseCoopers LLP.

Proxies	Lon R. Greenberg, James W. Stratton and Stephen D. Ban, or any one of them.

Restricted Share	Each Restricted Share represents the right of the recipient to receive a Share or an amount based on the value of a Share, if specified performance goals and other conditions are met.

Restricted Unit	Each Restricted Unit represents the right of the recipient to receive a Common Unit or an amount based on the value of a Common Unit, if specified performance goals and other conditions are met.

Retirement Plan	Retirement Income Plan for Employees of UGI Utilities, Inc.

Securities and Exchange Commission or SEC or Commission	The United States Securities and Exchange Commission.

Share or Shares	A Share or Shares of UGI Corporation Common Stock.

Shareholder	A holder of UGI Common Stock.

Stock Unit	Each Stock Unit represents the right of the recipient to receive a Share or an amount based on the value of a Share. Payment of Stock Units may require that certain conditions are met.

UGI or Company	UGI Corporation.

APPENDIX A

UGI CORPORATION

CHARTER

of the AUDIT COMMITTEE

of the BOARD OF DIRECTORS

The Board of Directors of UGI Corporation (the “Company”) has determined that the Audit Committee of the Board shall assist the Board in fulfilling certain of the Board’s oversight responsibilities. The Board hereby adopts this charter to establish the governing principles of the Audit Committee.

The Scope of the Audit Committee’s Responsibilities

The Audit Committee is to assist the Board in fulfilling its oversight responsibilities:

A. to oversee the quality and integrity of the Company’s financial statements and related disclosure and the adequacy of the Company’s accounting and auditing processes, financial reporting, disclosure controls and procedures and of its internal controls and procedures for reporting of information in compliance with law, for the safeguarding and control of assets and for assuring that transactions are executed in accordance with management’s authority;

B. to become knowledgeable about and to review the Company’s compliance with applicable legal and regulatory requirements;

C. to monitor the qualifications, independence and performance of the Company’s independent public accountants and the performance of the internal audit function; and

D. to provide a means for open communication among the Company’s independent public accountants, management, internal audit staff and the Board.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the role or responsibility of the Audit Committee to (i) determine that the Company’s financial statements are complete and accurate or prepared in accordance with generally accepted accounting principles or (ii) assure compliance with applicable laws and regulations and the Company’s codes of conduct. The primary responsibility for these matters rests with the Company’s management. Nor is it the duty of the Audit Committee to plan or conduct audits. The independent public accountants and management are responsible for planning and conducting audits of the financial statements. Therefore, each member of the Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information and on the accuracy of the financial and other information provided to the Committee by such persons or organizations.

Membership of the Audit Committee

A. The Board shall appoint the members of the Audit Committee at the Board’s annual organizational meeting on the recommendation of the Corporate Governance Committee, and the members shall serve until the next such meeting or until their successors are appointed by the Board. The Board may also fill interim vacancies and remove and replace any member of the Committee at any time. The Board shall designate one member to serve as Chair of the Committee.

B. The Audit Committee shall be composed of not less than three members who are neither officers nor employees of the Company or any of its affiliates. The members will be Directors who are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as Committee members. At least one member of the Committee shall have accounting or related financial management expertise. All of the members shall meet the independence, financial literacy and other requirements of all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and of the principal market (i.e., New York Stock Exchange) or transaction reporting system on which the Company’s securities are traded or quoted (collectively, the “Exchange”). A Director who is serving on the audit committee of three or more public companies shall not be appointed to the Audit Committee unless the Board determines that such simultaneous service would not impair the Director’s ability to serve effectively on the Audit Committee.

Meetings of the Audit Committee

The Audit Committee shall hold at least four regular meetings annually and such other meetings as may be called by the Chair of the Committee or at the request of the independent public accountants, the General Auditor or management. Periodically, the Audit Committee shall meet separately with management, the General Auditor and the independent public accountants.

Responsibilities of the Audit Committee

The Audit Committee shall have the responsibility to:

A.	Business and Financial Risks and Internal Controls

•	discuss with management, the independent public accountants and the internal audit staff the quality and integrity of the Company’s financial statements and related disclosure and the adequacy of the Company’s accounting and auditing processes, financial reporting, electronic data processes and controls, disclosure controls and procedures and internal controls for reporting of information in compliance with law, for the safeguarding and control of assets and for assuring that transactions are executed in accordance with management’s authority;

•	review with management, the independent public accountants and the internal audit staff the Company’s policies and procedures for compliance with applicable legal and regulatory requirements, including all certifications of financial information and internal controls required to be given by the senior executive and financial officers;

•	review management letters issued by the independent public accountants and management’s responses thereto, and discuss with the independent public accountants and management the issues raised in such communications;

•	monitor compliance with the Company’s code of ethical conduct for senior financial officers (including its provisions with respect to conflicts of interest) and with the procedures adopted to enforce compliance with it and act on any request for a waiver of compliance;

•	discuss the Company’s policies with respect to risk assessment and risk management;

•	review and, if acceptable, approve any transactions involving the Company in which a Director or officer has a material interest within the meaning of the applicable rules of the SEC;

•	establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	investigate any matter brought to the Committee’s attention within the scope of its duties.

B.	The Independent Public Accountants

•	exercise sole authority to appoint, retain, fix the compensation of and oversee the work of the independent public accountants employed by the Company to audit its financial statements;

•	advise the independent public accountants that they report directly to the Audit Committee and that their ultimate responsibility is to the Board and the Audit Committee, as representatives of the shareholders;

•	evaluate annually the effectiveness and objectivity of the independent public accountants;

•	obtain and review annually from the independent public accountants a formal written statement identifying all relationships between the independent public accountants and the Company and its affiliates, discuss with the independent public accountants any disclosed relationships that may impact the objectivity and independence of the independent public accountants, and satisfy itself of the objectivity and independence of the independent public accountants;

•	obtain and review, annually or more frequently as the Committee considers appropriate, a report from the independent public accountants describing: the independent public accountants’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the independent public accountants, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting independent audits carried out by the independent public accountants, and any steps taken to deal with these issues;

•	set clear Company hiring policies for employees or former employees (within the three years preceding the affiliation or employment) of the independent public accountants;

•	regularly review with the independent public accountants any audit problems or difficulties, including any restrictions on the scope of the independent public accountants’ activities or on access to requested information, and any significant disagreements with management; and management’s response to same;

•	approve in advance the fees and other compensation paid to the independent public accountants;

•	approve in advance any audit-related or permitted non-audit services to be provided by the independent public accountants and the fees and other compensation to be paid for such services; and

•	review the personal use of the independent public accountants by any member of the Audit Committee or executive officer of the Company.

C.	The Financial Reporting Process

•	oversee the adoption and application of and major changes to critical accounting policies and estimates used in preparing the financial statements;

•	review:

(1) the major issues regarding accounting principles and financial statement presentations, including significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(2) analyses prepared by management and/or the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(3) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

(4) the type and presentation of information to be included in the Company’s earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as any financial information and earnings guidance provided to analysts and rating agencies;

•	meet with the independent public accountants and management to discuss the proposed scope of the audit, including any items that the independent public accountants are required to discuss with the Audit Committee, such as, any significant changes to accounting policies, the integrity of the financial reporting process and any proposed changes or improvements in financial, accounting or auditing practices;

•	meet to review and discuss with management and the independent public accountants the Company’s quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Quarterly Report on Form 10-Q;

•	meet to review and discuss with management and the independent public accountants the Company’s annual audited financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other matters required to be discussed with management and the independent public accountants; and, based on such review and discussions, recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K; and

•	issue to the Board and publish in the Company’s annual proxy statement the report required by the rules of the SEC.

D.	The Internal Audit Process

•	review, assess and approve the charter for the internal audit function;

•	review and approve the annual internal audit plan prepared by the internal audit staff and discuss with the staff any significant changes to and the implementation of the internal audit plan;

•	discuss with the internal audit staff the results of its internal audits, any recommendations made to management as a result of its internal audits and management’s responses to those recommendations; and

•	oversee the activities, organizational structure and performance of the internal audit function, including the qualifications of the internal audit staff.

E.	Other Matters

•	review and reassess the adequacy of this charter on an annual basis and recommend changes to the Board as needed;

•	report to the Board the matters discussed at each meeting of the Audit Committee;

•	keep an open line of communication with management, the internal audit staff, the independent public accountants and the Board;

•	review annually the expenses submitted by the Chief Executive Officer for payment or reimbursement by the Company;

•	review annually the amount and status of any permissible loans made to officers of the Company;

•	retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Company shall provide appropriate funding, as determined by the Committee, for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, as well as for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors;

•	conduct an annual performance self-evaluation of the Committee and report to the Board the results of that self-evaluation; and

•	perform other functions as assigned by the Board.

Approved by the Board of Directors on February 23, 2005.

DIRECTIONS TO THE DESMOND HOTEL

AND CONFERENCE CENTER

Directions from Philadelphia. Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from South Jersey. Take I-95 South to Route 322 West. Take 322 West to Route 1 South to Route 202 North. Take Route 202 North to Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.

Directions from Philadelphia Airport. Take I-95 South to 476 North. Follow 476 North to the Schuylkill Expressway (I-76) West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from Wilmington and Points South (Delaware and Maryland). Take I-95 North to Route 202 North to the Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.

Directions from New York and Points North. Take the New Jersey Turnpike South to Exit 6, the Pennsylvania Turnpike extension. Follow the Turnpike West to Exit 326, Valley Forge. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from Harrisburg and Points West. Take the Pennsylvania Turnpike East to Exit 326, Valley Forge. Take Route 202 South to Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” NUMBERS 1 AND 2	Mark Here for Address Change or Comments ☐
PLEASE SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS
					FOR	AGAINST	ABSTAIN

	FOR all nominees (except as noted)	WITHHOLD AUTHORITY (all nominees)	2.	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	☐	☐	☐

	☐	☐

01 J.W. Stratton, 02 S.D. Ban, 03 R.C. Gozon, 04 L.R. Greenberg, 05 M.O. Schlanger, 06 A. Pol, 07 E.E. Jones, 08 J.L. Walsh, 09 R.B. Vincent	Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Withheld for the nominees you list below; (Write that nominee’s name in the space provided below.)

Signature	Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ugi	OR	Telephone 1-866-540-5760	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at: http://www.ugicorp.com

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

UGI CORPORATION

The undersigned hereby appoints James W. Stratton, Lon R. Greenberg and Stephen D. Ban, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held February 22, 2006 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your UGI Corporation account online.

Access your UGI Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for UGI Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.	You are now ready to log in. To access your account please enter your : • SSN or Investor ID • PIN • Then click on the Submit button

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•      Certificate History

•      Book-Entry Information

•      Issue Certificate

•      Payment History

•      Address Change

•      Duplicate 1099

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.	If you have more than one account, you will now be asked to select the appropriate account.

• SSN or Investor ID
• Then click on the Establish PIN button
Please be sure to remember your PIN, or maintain it in a secure place for future reference.

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” NUMBERS 1 AND 2	Mark Here for Address Change or Comments ☐
PLEASE SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS
					FOR	AGAINST	ABSTAIN

	FOR all nominees (except as noted)	WITHHOLD AUTHORITY (all nominees)	2.	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	☐	☐	☐

	☐	☐

01 J.W. Stratton, 02 S.D. Ban, 03 R.C. Gozon, 04 L.R. Greenberg, 05 M.O. Schlanger,

06 A. Pol, 07 E.E. Jones, 08 J.L. Walsh, 09 R.B. Vincent

Withheld for the nominees you list below; (Write that nominee’s name in the space provided below.)

Signature                                                                                                                                                                  Date

NOTE: Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ Detach here from proxy voting card. Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ugi-amgas	OR	Telephone 1-866-540-5760	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at: http://www.ugicorp.com

PROXY

FIDELITY MANAGEMENT TRUST COMPANY

Upon return of this Proxy to you, you are instructed to cause all UGI Corporation Common Stock in my AmeriGas Propane, Inc. Savings Plan Account to be voted at the Annual Meeting of Shareholders of UGI Corporation, to be held on February 22, 2006, and any adjournment thereof, as follows:

As indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion, upon such other matters as may properly come before the meeting. The Trustee will keep my vote completely confidential.

If the Trustee does not receive my executed Proxy by February 17, 2006, I understand the Trustee will vote the shares represented by this Proxy in the same proportion as it votes those shares for which it does receive a properly executed Proxy.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ Detach here from proxy voting card. Δ

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” NUMBERS 1 AND 2	Mark Here for Address Change or Comments ☐
PLEASE SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS
					FOR	AGAINST	ABSTAIN

	FOR all nominees (except as noted)	WITHHOLD AUTHORITY (all nominees)	2.	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	☐	☐	☐

	☐	☐

01 J.W. Stratton, 02 S.D. Ban, 03 R.C. Gozon, 04 L.R. Greenberg, 05 M.O. Schlanger,

06 A. Pol, 07 E.E. Jones, 08 J.L. Walsh, 09 R.B. Vincent

Withheld for the nominees you list below; (Write that nominee’s name in the space provided below.)

Signature                                                                                                                                                                  Date

NOTE: Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ Detach here from proxy voting card. Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ugi-util	OR	Telephone 1-866-540-5760	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at: http://www.ugicorp.com

PROXY

FIDELITY MANAGEMENT TRUST COMPANY

Upon return of this Proxy to you, you are instructed to cause all UGI Corporation Common Stock in my UGI Utilities, Inc. Savings Plan Account to be voted at the Annual Meeting of Shareholders of UGI Corporation, to be held on February 22, 2006, and any adjournment thereof, as follows:

As indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion, upon such other matters as may properly come before the meeting. The Trustee will keep my vote completely confidential.

If the Trustee does not receive my executed Proxy by February 17, 2006, I understand the Trustee will vote the shares represented by this Proxy in the same proportion as it votes those shares for which it does receive a properly executed Proxy.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ Detach here from proxy voting card. Δ

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” NUMBERS 1 AND 2	Mark Here for Address Change or Comments ☐
PLEASE SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS
					FOR	AGAINST	ABSTAIN

	FOR all nominees (except as noted)	WITHHOLD AUTHORITY (all nominees)	2.	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	☐	☐	☐

	☐	☐

01 J.W. Stratton, 02 S.D. Ban, 03 R.C. Gozon, 04 L.R. Greenberg, 05 M.O. Schlanger,

06 A. Pol, 07 E.E. Jones, 08 J.L. Walsh, 09 R.B. Vincent

Withheld for the nominees you list below; (Write that nominee’s name in the space provided below.)

Signature                                                                                                                                                                  Date

NOTE: Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ Detach here from proxy voting card. Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ugi-hvac	OR	Telephone 1-866-540-5760	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at: http://www.ugicorp.com

PROXY

FIDELITY MANAGEMENT TRUST COMPANY

Upon return of this Proxy to you, you are instructed to cause all UGI Corporation Common Stock in my UGI HVAC Enterprises, Inc. Savings Plan Account to be voted at the Annual Meeting of Shareholders of UGI Corporation, to be held on February 22, 2006, and any adjournment thereof, as follows:

As indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion, upon such other matters as may properly come before the meeting. The Trustee will keep my vote completely confidential.

If the Trustee does not receive my executed Proxy by February 17, 2006, I understand the Trustee will vote the shares represented by this Proxy in the same proportion as it votes those shares for which it does receive a properly executed Proxy.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ Detach here from proxy voting card. Δ